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                                                              Exhibit 11(a)


                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
AIM Equity Funds, Inc.


We consent to the use of our reports on AIM Weingarten Fund, AIM Constellation Fund, AIM Charter Fund and AIM Aggressive Growth Fund (portfolios of AIM Equity Funds, Inc.) dated December 8, 1995 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus of the Retail Classes and Institutional Classes, and "Audit Reports" in the Statement of Additional Information of the Retail Classes and Institutional Classes.


                                                     /s/ KPMG PEAT MARWICK LLP

                                                         KPMG Peat Marwick LLP


Houston, Texas
December 18, 1995